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                      WHAT ARE THEY AFRAID OF?

            Why don't AIG and Maurice "Hank" Greenberg want the Florida Insurance Department to hold a hearing on their proposed acquisition of American Bankers?



Maybe they don't want the Florida Insurance Department to ask them some tough questions, such as:

o A significant portion of AIG is owned by a private group of three little-known entities: Starr International Company, Inc., an off-shore company; The Starr Foundation; and C.V. Starr & Co. Through these entities, AIG is effectively "controlled" by Maurice "Hank" Greenberg and a small coterie of associates. HAVE GREENBERG AND THE STARR ENTITIES FILED FOR APPROVAL TO BECOME CONTROLLING PERSONS OF AMERICAN BANKERS' INSURANCE COMPANIES? IF THEY HAVEN'T, WHY NOT?

o WHY IS STARR INTERNATIONAL -- THE LARGEST STARR SHAREHOLDER OF AIG -- INCORPORATED IN PANAMA AND WHY DOES IT KEEP UNMARKED EXECUTIVE OFFICES IN BERMUDA?

o Over the past 15 years, these Starr entities (which are predominantly owned by Greenberg and a small group of AIG executives) have received HUNDREDS OF MILLIONS of dollars in payments from AIG and its subsidiaries as commissions for "the production and management of insurance business." WHAT ARE THESE ENORMOUS "COMMISSIONS" THAT ARE PAID TO THE STARR ENTITIES? WHAT ARE THEY FOR? HAVE HAVE BEEN SUBMITTED FOR REVIEW TO ANY INSURANCE REGULATORY AUTHORITY? IF NOT, SHOULD THEY HAVE BEEN?

o  WHO IS MEL HARRIS AND WHAT IS HIS RELATIONSHIP TO AIG?

o The proxy statement regarding AIG's proposed acquisition of American Bankers for a low-ball $47 per share repeatedly refers to "expense savings" and "synergies." DO THEY INTEND TO ELIMINATE JOBS AT AMERICAN BANKERS? WHY DOESN'T THEIR CONTRACT WITH AMERICAN BANKERS CONTAIN ANY COMMITMENT TO PRESERVE JOBS OR KEEP AMERICAN BANKERS' HEADQUARTERS IN MIAMI?

o AIG's conduct in connection with Hurricane Andrew was reportedly characterized by a regulator as "nothing less than repulsive," and its claims-paying practices have been characterized as "tight-fisted" and have reportedly been the subject of numerous customer complaints. HOW WILL THIS AFFECT THE POLICYHOLDERS OF AMERICAN BANKERS?

o TriCapital, Ltd., another off-shore corporation, was formed by Drexel Burnham and AIG to invest in junk bonds, which were then sold to Columbia Savings and Loan, an S&L which subsequently failed. WHAT WAS THE RELATIONSHIP BETWEEN AIG AND DREXEL BURNHAM AND THE FAILED COLUMBIA SAVINGS AND LOAN?

o IF AIG'S OFFER TO ACQUIRE AMERICAN BANKERS IS SO ATTRACTIVE, WHY IS IT ENGAGING IN MUDSLINGING AGAINST CENDANT? IS THIS A PATTERN?

o Finally, AIG has gone to extraordinary lengths to try to induce the Florida Department of Insurance to hold a hearing on Cendant's application to acquire American Bankers Insurance Group, and to RESIST a hearing on its own application. WHY DO AIG AND MAURICE GREENBERG SO STRONGLY RESIST A HEARING BY THE FLORIDA INSURANCE DEPARTMENT? WHAT DO THEY HAVE TO HIDE?


            THESE ARE JUST SOME OF THE QUESTIONS THAT ALL THOSE
             WHO ARE CONCERNED WITH AMERICAN BANKERS DESERVE TO
                        HAVE ANSWERED AT A HEARING!


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